Exhibit 99.1
Lime Energy Co. Reports First Quarter 2007 Preliminary Results
Period over Period Revenues and Gross Profits Continue Growth Trend during Quarter that
Focused on Building Out Sales Platform and Growing Customer Base
First Quarter 2007 Results:
•	First quarter revenue of $2,528,547, an increase of 121% over prior year’s first quarter
•	Increase in gross profit of $134,124, or 56% to $372,067 from $237,943 for the same period in 2006
•	Net loss and net loss available to common shareholders of $3.3 million or $-0.07 per share for first quarter (including $1.7 million of charges described below)
ELK GROVE VILLAGE, IL, May 7, 2007 / PR Newswire/—Lime Energy Co. (OTCBB: LMEC), a leading developer and integrator of energy savings technologies today announced its preliminary, unaudited results for the quarter ended March 31, 2007.
“We are pleased to report that our first quarter of 2007 showed continued period over period growth in revenue and gross profit, stated David Asplund, CEO of Lime Energy. While our revenues were down slightly from our fourth quarter of 2006, it is important for our shareholders to understand that this is a seasonal trend in our industry group. We were very happy with the progress we made during the period in continuing to build out our sales platform, setting the stage for significant revenue growth for our second and subsequent reporting periods. Of special importance during our first quarter, Mr. Joseph Desmond, former California Energy Commissioner was elected to our Board of Directors and we were able to complete our shareholder rights offering. We have set some aggressive goals for this year and beyond and feel that our ability to penetrate new customers, demonstrate our capability in bringing them good return on capital and energy efficiency has set the stage to achieve these goals,” concluded Mr. Asplund.

First Quarter 2007
LIME ENERGY CO.
Condensed Consolidated Statement of Operations
(Unaudited)

	Quarter Ended March 31
	2007	2006

Revenue	$2,528,547	$1,146,345

Cost of sales	2,156,480	908,402

Gross profit	372,067	237,943

Selling, general and administrative	3,255,911	1,749,003
Amortization of intangibles	456,809	176,912

Operating loss	(3,340,653)	(1,687,972)

Interest income (expense), net	29,714	(247,208)

Loss from continuing operations	(3,310,939)	(1,935,180)

Loss from operation of discontinued business	—	(21,425)

Net Loss	(3,310,939)	(1,956,605)

Preferred Stock Dividends	—	(615,290)

Net Loss Available to Common Shareholders	$(3,310,939)	$(2,571,895)

Basic and diluted loss per common share from continuing operations	$(0.07)	$(0.74)

Discontinued operations	—	(0.01)

Basic and Diluted Loss Per Common Share	$(0.07)	$(0.75)

Weighted Average Common Shares Outstanding	50,206,673	3,410,455
Our total revenue for the three-month period ended March 31, 2007 increased $1,382,202 or 121% to $2,528,547 as compared to $1,146,345 for the three month period ended March 31, 2006. Revenue from our Energy Services segment, which was created through the acquisitions of Parke P.A.N.D.A. Corporation (“Parke”) on June 30, 2006 and Kapadia Energy Services, Inc. (“Kapadia”) on September 27, 2006, and the creation of a new subsidiary, Lime Midwest Inc. on January 1, 2007, was responsible for $1,704,843 of the increase. This increase was offset by lower sales in our Energy Technology segment due to our decision in late 2006 to discontinue the active marketing of our EnergySaver line of lighting controllers.
Gross profit for the first quarter of 2006 increased $134,124 or 56% to $372,067 from $237,943 in the first quarter of 2006. The improvement in gross profit was the due primarily to increased sales resulting from addition of Parke and Kapadia during 2006.

Our operating loss increased $1,546,574 during the first quarter of 2007 to $3,340,653 from $1,687,972 for the first quarter of 2006. Contributing to this increase were the following:
•	A $636,155 increase in non-cash share based compensation expense to $780,765 for the first quarter of 2007, as compared to $144,610 for the first quarter of 2006;
•	A $279,897 increase in amortization of intangibles to $456,809 during the first quarter of 2007 from $176,912 in 2006. The increase in amortization expense was the result of the acquisition of Parke P.A.N.D.A. Corporation in June 2006 and Kapadia Energy Services, Inc. in September 2006;
•	$268,125 in liquidated damages resulting from our inability to register shares as required under certain security purchase agreements. The shares were registered in February 2007 and the penalty was satisfied through the issuance of shares of our common stock during the first quarter of 2007;
•	$250,500 in non-cash charges relating to warrants issued to consultants during the first quarter of 2007 as partial payment for services received.
The loss available to Common Shareholders was $3,310,939 for the first quarter of 2007, an increase of $739,044 from the loss of $2,571,895 recorded during the first quarter of 2006. In addition to the items described above, the first quarter of 2006 included a $266,390 non-cash deemed dividend stemming from the anti-dilution provision contained a warrant which required the Company to adjust the exercise price of the warrant as a result of its issuance of securities with an exercise price below the exercise price of the warrant.
Conference Call Information
Lime Energy will host a conference call on May 9, 2007 at 10:00 am EST. Details on the conference call will be issued separately.
About Lime Energy Co.
Lime Energy Co. is a developer, manufacturer and integrator of energy savings technologies. Lime Energy is comprised of four integrated operating companies that bring their extensive experience and technologies together to provide customers with total energy solutions. Lime Energy is based in Elk Grove Village, Illinois and is traded on the OTC Bulletin Board under the symbol LMEC. Additional information is available at the company’s website at http://www.lime-energy.com or by calling 847-437-1666.
Lime Energy Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2007 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to Lime in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.